Exhibit 11.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Offering Circular of Level Brands, Inc. and subsidiaries on Form 1-A of our report dated May 1, 2017 with respect to our audits of the consolidated financial statements of Level Brands, Inc. and subsidiary as of September 30, 2016 and 2015 and for the year ended September 30, 2016 and for the initial period from March 17, 2015 (inception) to September 30, 2015, which report appears in this Offering Circular. We also consent to the reference to our Firm under the heading “Experts” in such Offering Circular.

/s/ Cherry Bekaert LLP

Charlotte, North Carolina
September 18, 2017